Registration No. 333-


                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                              Appalachian Power Company
                (Exact name of registrant as specified in its charter)

          Virginia                                               54-0124790
          (State or other jurisdiction                     (I.R.S. Employer
          of incorporation or organization)             Identification No.)

          40 Franklin Road
          Roanoke, Virginia                                           24011
          (Address of principal executive offices)               (Zip Code)

           Registrant's telephone number, including area code: 540-985-2300

                              ARMANDO A. PENA, Treasurer
                     AMERICAN ELECTRIC POWER SERVICE CORPORATION
                                  1 Riverside Plaza
                                 Columbus, Ohio 43215
                                     614-223-2850
              (Name, address and telephone number of agent for service)

             It is respectfully requested that the Commission send copies of all notices, orders and communications to:

          Simpson Thacher & Bartlett         Dewey Ballantine
          425 Lexington Avenue               1301 Avenue of the Americas
          New York, NY 10017-3909            New York, NY 10019-6092
          Attention: James M. Cotter         Attention: E. N. Ellis, IV

          Approximate date of  commencement of proposed sale to the public:
          As soon as practicable after the effective date of the Registra-tion Statement.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
          [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

             Title of                 Proposed
            Each Class                Maximum     Proposed
                of                    Offering    Maximum
            Securities      Amount     Price     Aggregate     Amount of
               to be        to be       Per       Offering   Registration
            Registered    Registered   Unit*       Price*         Fee

              Junior
           Subordinated
            Debentures   $75,000,000    100%    $75,000,000     $25,863

          *Estimated solely for purpose of calculating the registration fee.

               The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


          INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                   SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 1996


          PROSPECTUS


                                     $75,000,000
                              APPALACHIAN POWER COMPANY
              _____% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES
                                  SERIES A, DUE 2026


               The Junior Subordinated Deferrable Interest Debentures, Series A, Due 2026, will mature on September 30, 2026 (the "New Junior Subordinated Debentures"). Interest on the New Junior Subordinated Debentures is payable quarterly, in arrears, on each March 31, June 30, September 30 and December 31, commencing December 31, 1996. The New Junior Subordinated Debentures will be redeemable at 100% of the principal amount redeemed plus accrued interest to the redemption date at the option of the Company in whole or in part on or after September __, 2001. The New Junior Subordinated Debentures will be represented by a global debenture registered in the name of a nominee of The Depository Trust Company, as Depository, and will be available for purchase in denominations of $25 and any integral multiple thereof. See "Description of New Junior Subordinated Debentures" herein.

               Payment of the principal of, premium, if any, and interest on the New Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company. As of June 30, 1996,
          outstanding Senior Indebtedness of the Company aggregated approximately $1,400,000,000.

               Application will be made to have the New Junior Subordinated Debentures listed on the New York Stock Exchange.

               SEE  "INVESTMENT  CONSIDERATIONS"  FOR  CERTAIN  INFORMATION
          RELEVANT TO AN INVESTMENT IN THE NEW JUNIOR SUBORDINATED DEBENTURES, INCLUDING THE PERIODS AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON THE NEW JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          Initial Public      Underwriting    Proceeds to
                         Offering Price(1)   Discount(2)(4)   Company(3)(4)

          Per New Junior
            Subordinated
            Debenture ......            %                %               %

              Total ........ $                 $                $


          (1) Plus accrued interest, if any, from the date of original issuance.

          (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting" herein.

          (3) Before deducting expenses payable by the Company, estimated at $195,363.

          (4) The Underwriting Discount will be ____% of the principal amount of the New Junior Subordinated Debentures sold to certain institutions. Therefore, to the extent any such sales are made to such institutions, the actual total Underwriting Discount will be less than, and the actual total Proceeds to Company will be greater than, the amounts shown in the table above.

               The New Junior Subordinated Debentures are offered severally by the Underwriters, subject to prior sale, when, as and if issued and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the New Junior Subordinated Debentures will be made in New York, New York, on or about September __, 1996.

          Merrill Lynch & Co.

               Dean Witter Reynolds Inc.

                    Lehman Brothers

                         PaineWebber Incorporated

                                   Prudential Securities

                  The date of this Prospectus is September __, 1996.



               IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW JUNIOR SUBORDINATED DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN
          MARKET, ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

               No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any underwriter, agent or dealer in any jurisdiction in which it is unlawful for such underwriter, agent or dealer to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.

                                AVAILABLE INFORMATION

               The Company is subject  to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. Certain of the Company's securities are listed on the New York Stock Exchange and on the Philadelphia Stock Exchange, where reports and other information concerning the Company may also be inspected.

                         DOCUMENTS INCORPORATED BY REFERENCE

               The following documents filed by the Company with the SEC are incorporated in this Prospectus by reference:

               --   The Company's Annual  Report on Form 10-K  for the year
          ended December 31, 1995; and

               --   The Company's  Quarterly Reports  on Form 10-Q  for the
          periods ended March 31, 1996 and June 30, 1996.

               All documents subsequently filed by the Company pursuant  to
          Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Mr. G. C. Dean, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                  TABLE OF CONTENTS
                                                                       Page

          Available Information . . . . . . . . . . . . . . . . . . . .  2
          Documents Incorporated by Reference . . . . . . . . . . . . .  2
          Table of Contents . . . . . . . . . . . . . . . . . . . . . .  3
          Investment Considerations . . . . . . . . . . . . . . . . . .  3
          The Company . . . . . . . . . . . . . . . . . . . . . . . . .  5
          Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .  5
          Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . .  5
          Description of New Junior Subordinated Debentures . . . . . .  5
          Certain United States Federal Income Tax Consequences . . . . 16
          Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . 19
          Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . 19


                              INVESTMENT CONSIDERATIONS

               Prospective purchasers of New Junior Subordinated Debentures should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters:

          Subordination of New Junior Subordinated Debentures

               Payment of the principal of, premium, if any, and interest on the New Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company. As of June 30, 1996,
          outstanding Senior Indebtedness of the Company aggregated approximately $1,400,000,000. There are no terms in the New Junior Subordinated Debentures that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the New Junior Subordinated Debentures. See "Description of New Junior Subordinated Debentures-- Subordination" herein.

          Option to Extend Interest Payment Period

               The Company has the right under the Indenture to extend the interest payment period from time to time on the New Junior Subordinated Debentures to a period not exceeding 20 consecutive quarters, and as a consequence, quarterly interest payments on the New Junior Subordinated Debentures would be deferred (but would continue to accrue with interest thereon compounded quarterly to the extent permitted by law) during any such extended interest payment period. In the event that the Company exercises this right, the Company may not declare or pay dividends on, or purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing. Therefore, the Company believes that the extension of an interest payment period on the New Junior Subordinated Debentures is unlikely. Prior to the termination of any such extension period, the Company may further extend the interest payment period, provided that such extension period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the New Junior Subordinated Debentures. Upon the termination of any extension period and the payment of all accrued and unpaid interest then due, the Company may select a new extension period, subject to the above requirements. See "Description of New Junior Subordinated Debentures--Option to Extend Interest Payment Period" herein.

               Should an extended interest payment period occur, holders of the New Junior Subordinated Debentures will continue to accrue income (as original issue discount) for United States federal income tax purposes even though interest is not being paid on a current basis. As a result, a holder will include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash from the Company related to such income if a holder disposes of New Junior Subordinated Debentures prior to the record date for payment of interest. See "Certain United States Federal Income Tax Consequences--Original Issue Discount, Market Discount and Acquisition Premium" herein.

          Certain Trading Characteristics of the New Junior Subordinated Debentures

               The New Junior Subordinated Debentures are expected to trade as equity securities on the New York Stock Exchange. Consequently, purchasers will not pay and sellers will not receive any accrued and unpaid interest on the New Junior
          Subordinated Debentures that is not included in the trading price. For certain tax consequences with respect to such sales, see "Certain United States Federal Income Tax Consequences--Sale, Exchange and Retirement of New Junior Subordinated Debentures" herein.

                                     THE COMPANY

               The  Company  is  engaged   in  the  generation,   purchase,
          transmission and distribution of electric power to approximately 859,000 customers in Virginia and West Virginia, and in supplying electric power at wholesale to other electric utility companies and municipalities in those states and in Tennessee. Its principal executive offices are located at 40 Franklin Road, S.W., Roanoke, Virginia 24011 (telephone number: 540-985-2300). The Company is a subsidiary of American Electric Power Company, Inc. ("AEP") and is a part of the American Electric Power integrated utility system (the "AEP System"). The executive offices of AEP are located at 1 Riverside Plaza, Columbus, Ohio 43215 (telephone number: 614-223-1000).

                                   USE OF PROCEEDS

               The Company proposes to use the net proceeds from the sale of the New Junior Subordinated Debentures to refund cumulative preferred stock. The Company's Cumulative Preferred Stock, 7.40% Series, par value $100 per share (250,000 shares outstanding) may be redeemed at their regular redemption price of $102.11 per share, plus a sum computed at the annual dividend rate to the date of redemption. The Company's Cumulative Preferred Stock, 7.80% Series, par value $100 per share (500,000 shares out-standing) may be redeemed at their regular redemption price of $107.80 per share on or prior to March 31, 1997 and at $105.20 per share on and after April 1, 1997, plus a sum computed at the annual dividend rate to the date of redemption.

                          RATIO OF EARNINGS TO FIXED CHARGES

               Below is set forth the ratio of earnings to fixed charges for each of the twelve month periods ended December 31, 1991 through 1995 and June 30, 1996:


                        12-Month
                      Period Ended                Ratio

                    December 31, 1991             2.85
                    December 31, 1992             2.58
                    December 31, 1993             2.69
                    December 31, 1994             2.37
                    December 31, 1995             2.54
                    June 30, 1996                 2.72


                  DESCRIPTION OF NEW JUNIOR SUBORDINATED DEBENTURES

               The New Junior Subordinated Debentures will be issued as a series of Junior Subordinated Debentures under an Indenture to be entered into between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), as supplemented by a Supplemental Indenture (collectively, the "Indenture"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the forms of Indenture and Supplemental Indenture, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

          General

               The New Junior Subordinated Debentures will be unsecured, subordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures that may be issued thereunder and provides that the Junior Subordinated Debentures may be issued thereunder from time to time in one or more series.

               The Indenture does not contain any provisions that afford holders of New Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving the Company.

          Principal Amount, Interest and Maturity

               The New Junior Subordinated Debentures will be limited in aggregate principal amount to $75,000,000.

               The New Junior Subordinated Debentures will mature September 30, 2026 and will bear interest at the rate per annum shown in the title thereof from the date on which the New Junior Subordinated Debentures are originally issued until the principal amount thereof becomes due and payable. Interest will be payable quarterly, in arrears, on each March 31, June 30, September 30 and December 31, commencing December 31, 1996. Interest (other than interest payable on redemption or maturity) will be payable to the persons in whose names the New Junior Subordinated Debentures are registered at the close of business on the relevant regular record dates, which will be one Business Day (as hereinafter defined) prior to the relevant payment dates, except that if the New Junior Subordinated Debentures are no longer represented by a global debenture, the regular record date for such interest installment shall be the close of business on March 15, June 15, September 15 or December 15 (regardless of whether it is a Business Day) next preceding an interest payment date. Interest payable on redemption or maturity will be payable to the person to whom the principal is paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the New Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in the Borough of Manhattan, the City and State of New York are authorized or obligated by law to close.

          Redemption

               The New Junior Subordinated Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after September __, 2001, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount redeemed together with accrued and unpaid interest to the redemption date.

          Option to Extend Interest Payment Period

               The Company shall have the right at any time during the term of the New Junior Subordinated Debentures from time to time to extend the interest payment period of the New Junior Subordinated Debentures for up to 20 consecutive quarters (the "Extension Period"), at the end of which Extension Period the Company shall pay all interest accrued and unpaid thereon (together with interest thereon compounded quarterly at the rate specified for the New Junior Subordinated Debentures to the extent permitted by applicable law); provided that during any such Extension Period, the Company shall not declare or pay any dividend on, or purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the New Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all accrued and unpaid interest then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company shall give the holders of the New Junior Subordinated Debentures notice of its selection of such Extension Period at least ten Business Days prior to the earlier of (i) the next interest payment date or (ii) the date the Company is required to give notice to holders of the New Junior Subordinated Debentures (or, if applicable, to the New York Stock Exchange or other applicable self-regulatory organization) of the record or payment date of such interest payment, but in any event not less than two Business Days prior to such record date.

          Subordination

               The  Indenture provides  that payment  of the  principal of, premium, if any, and interest on Junior Subordinated Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company as provided in the Indenture. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, Junior Subordinated Debentures may be made if payment of principal, premium, interest or any other payment on any Senior Indebtedness is not made when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before any payment is made on Junior Subordinated Debentures. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior
          Indebtedness until all amounts owing on Junior Subordinated Debentures are paid in full. (Sections 14.01 to 14.04).

               The term "Senior Indebtedness" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

                    (a) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money or other obligations for money borrowed;

                    (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company or in effect guaranteed by the Company;

                    (c) all installment purchase agreements entered into by the Company in connection with revenue bonds issued by an agency or political subdivision of a state of the United States of America; and

                    (d)  all   renewals,   extensions   or  refundings   of
               indebtedness of the kinds described in either of the preceding clauses (a), (b) and (c);

          unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with Junior Subordinated Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.01 and 14.08).

               The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of June 30, 1996, Senior Indebtedness of the Company aggregated approximately $1,400,000,000.

          Covenant of the Company

               The Company will not declare or pay any dividend on, or purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock or make any guarantee payments with respect thereto, if at such time (i) an Event of Default under the Indenture has occurred and is continuing or
          (ii) the Company has given notice of its selection of an Extension Period and such period, or any extension thereof, is continuing.

          Form, Exchange, Registration and Transfer

               The New Junior Subordinated Debentures initially will be issued in registered form and will be represented by a global debenture (the "Global Debenture"). See "Book-Entry Debentures" herein. If not represented by one or more global debentures, New Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Company or the Debenture Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Debenture Registrar with respect to New Junior Subordinated Debentures. (Section 2.05).

               The Company shall not be required to (i) issue, register the transfer of or exchange any New Junior Subordinated Debenture during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding New Junior Subordinated Debentures and ending at the close of business on the day of such mailing or
          (ii) register the transfer of or exchange any New Junior Subordinated Debentures or portions thereof called for redemption. (Section 2.05).

          Payment and Paying Agents

               Payment of principal of and premium (if any) on any New Junior Subordinated Debenture will be made only against surrender to the Paying Agent of such New Junior Subordinated Debenture. Principal of and any premium and interest on New Junior Subordinated Debentures will be payable at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such New Junior Subordinated Debentures. See "Principal Amount, Interest and Maturity" herein.

               The Trustee will act as Paying Agent with respect to New Junior Subordinated Debentures. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts. (Sections 4.02 and 4.03).

               All moneys paid by the Company to a Paying Agent for the payment of the principal of or premium or interest, if any, on any New Junior Subordinated Debenture that remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable, subject to applicable law, will be repaid to the Company and the holder of such New Junior Subordinated Debenture will thereafter look only to the Company for payment thereof. (Section 11.04).

          Book-Entry Debentures

               Except under the circumstances described below, the New Junior Subordinated Debentures will be issued in whole or in part in the form of a Global Debenture that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated (the "Depository"), and registered in the name of a nominee of the Depository.

               Book-Entry Debentures represented by a Global Debenture will not be exchangeable for Certificated Debentures and, except under the circumstances described below, will not otherwise be issuable as Certificated Debentures.

               So long as the Depository, or its nominee, is the registered owner of a Global Debenture, such Depository or such nominee, as the case may be, will be considered the sole owner of the individual Book-Entry Debentures represented by such Global
          Debenture for all purposes under the Indenture. Payments of principal of and premium, if any, and any interest on individual Book-Entry Debentures represented by a Global Debenture will be made to the Depository or its nominee, as the case may be, as the Owner of such Global Debenture. Except as set forth below, owners of beneficial interests in a Global Debenture will not be entitled to have any of the individual Book-Entry Debentures represented by such Global Debenture registered in their names, will not receive or be entitled to receive physical delivery of any such Book-Entry Debentures and will not be considered the Owners thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

               If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual Certificated Debentures in exchange for the Global Debenture representing the corresponding Book-Entry Debentures. In addition, the Company may at any time and in its sole discretion determine not to have any New Junior Subordinated Debentures represented by the Global Debenture and, in such event, will issue individual Certificated Debentures in exchange for the Global Debenture representing the corresponding Book-Entry Debentures. In any such instance, an owner of a Book-Entry Debenture represented by a Global Debenture will be entitled to physical delivery of individual Certificated Debentures equal in principal amount to such Book-Entry Debenture and to have such Certificated Debentures registered in his or her name. Individual Certificated Debentures so issued will be issued as registered Debentures in denomination of $25 and integral multiples thereof.

               DTC has confirmed to the Company and the Underwriters the following information:

                    1. DTC will act as securities depository for the Global Debenture. The New Junior Subordinated Debentures will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Debenture will be issued for the series of New Junior Subordinated Debentures, in the aggregate principal amount of such series, and will be deposited with DTC.

                    2. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of
               Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the SEC.

                    3. Purchases of New Junior Subordinated Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Junior Subordinated Debentures on DTC's records. The ownership interest of each actual purchaser of each New Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in New Junior Subordinated Debentures, except in the event that use of the book-entry system for the New Junior Subordinated Debentures is discontinued.

                    4. To facilitate subsequent transfers, all New Junior Subordinated Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of New Junior Subordinated Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Junior Subordinated Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    5. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    6. Redemption notices shall be sent to Cede & Co. If less than all of the New Junior Subordinated Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

                    7. Neither DTC nor Cede & Co. will consent or vote with respect to the New Junior Subordinated Debentures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                    8. Principal and interest payments on the New Junior Subordinated Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Underwriters or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

                    9. DTC may discontinue providing its services as securities depository with respect to the New Junior Subordinated Debentures at any time by giving reasonable notice to the Company and the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Debentures are required to be printed and delivered.

                    10. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Certificated Debentures will be printed and delivered.

               The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

               None of the Company, the Trustee or any agent for payment on or registration of transfer or exchange of any Global Debenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Debenture or for maintaining, supervising or reviewing any records relating to such beneficial interests.

          Modification of the Indenture

               The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Junior Subordinated Debentures of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 9.02).

               In addition, the Company and the Trustee may execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental indenture for certain other usual purposes including the creation of any new series of Junior Subordinated Debentures. (Sections 2.01, 9.01 and 10.01).

          Events of Default

               The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Junior Subordinated Debentures:

                    (a) failure for 10 days to pay interest on Junior Subordinated Debentures of that series when due; provided that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

                    (b) failure to pay principal or premium, if any, on Junior Subordinated Debentures of that series when due whether at maturity, upon redemption, by declaration or otherwise, or to make payment required by any sinking or analogous fund with respect to that series; or

                    (c) failure by the Company to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to the Company from the Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debentures of that series; or

                    (d) certain events involving bankruptcy, insolvency or reorganization of the Company. (Section 6.01).

               The Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee. (Sections 6.01 and 6.06).

               The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series. (Section 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Junior Subordinated Debentures, unless such holders shall have offered to the Trustee indemnity satisfactory to it. (Section 7.02).

               The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest when due otherwise than by acceleration (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee) or a call for redemption of Junior Subordinated Debentures of such series. (Section 6.06). The Company is required to file annually with the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture. (Section 5.03(d)).

          Consolidation, Merger and Sale

               The Indenture does not contain any covenant that restricts the Company's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the Junior Subordinated Debentures. (Section 10.01).

          Defeasance and Discharge

               Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the New Junior Subordinated Debentures (except in each case for certain obligations to register the transfer or exchange of New Junior Subordinated Debentures, replace stolen, lost or mutilated New Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if the Company deposits with the Trustee, in trust, moneys or Governmental Obligations (as defined in the Indenture), or a combination thereof, in an amount sufficient to pay all the principal of, and interest on, New Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of the New Junior Subordinated Debentures. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the holders of the New Junior Subordinated Debentures will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series and such holders will be subject to federal income taxation on the same amounts and in the same manner and at the same times as if such satisfaction and discharge had not occurred. (Section 11.01).

          Governing Law

               The Indenture and New Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Section 13.05).

          Concerning the Trustee

               AEP System companies, including the Company, utilize or may utilize some of the banking services offered by The First National Bank of Chicago in the normal course of their businesses. Among such services are the making of short-term loans, generally at rates related to the prime commercial interest rate.

                CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

               The  following  summary  describes  certain   United  States
          federal income tax consequences of the ownership of New Junior Subordinated Debentures as of the date hereof and represents the opinion of Simpson Thacher & Bartlett, counsel to the Company, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with New Junior Subordinated Debentures held by initial purchasers who have purchased New Junior Subordinated Debentures at the initial offering price thereof and who hold such New Junior Subordinated Debentures as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding New Junior Subordinated Debentures as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) who own (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company, who are present in the United States or who have any other special status with respect to the United States. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of New Junior Subordinated Debentures should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

          United States Holders

               As used herein, a "United States Holder" of a New Junior Subordinated Debenture means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

          Payments of Interest

               Except as set forth below, stated interest on a New Junior Subordinated Debenture will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

          Original Issue Discount, Market Discount and Acquisition Premium

               Under income tax regulations that recently became effective, the Company believes that the New Junior Subordinated Debentures will not be treated as issued with original issue discount ("OID"). It should be noted that these regulations have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service ("IRS"). Accordingly, it is possible that the IRS could take a position contrary to the interpretation described above.

               Under the terms of the New Junior Subordinated Debentures, the Company has the option to defer payments of interest for the Extension Period and to pay as a lump sum at the end of such period all of the interest that has accrued during such period. See "Description of New Junior Subordinated Debentures--Option to Extend Interest Payment Period". Should the Company exercise this option to extend the interest payment periods, the New Junior Subordinated Debentures would at that time be treated as issued with OID and all the stated interest payments on the New Junior Subordinated Debentures would thereafter be treated as OID as long as they remained outstanding. As a result, United States Holders would, in effect, be required to accrue interest income even if the holders are on the cash method of tax accounting. Consequently, in the event that the interest payment period is extended, a United States Holder would be required to include OID in income on an economic accrual basis notwithstanding that the Company will not make any interest payments during such period on the New Junior Subordinated Debentures.

               United States Holders other than initial United States Holders may be deemed to have acquired the New Junior Subordinated Debentures with market discount or acquisition premium. Such holders should consult their own tax advisors concerning the effect of the market discount and premium rules on their holding of the New Junior Subordinated Debentures.

          Sale,  Exchange   and  Retirement  of   New  Junior  Subordinated
          Debentures

               Upon the sale, exchange or retirement of a New Junior Subordinated Debenture, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the New Junior Subordinated Debenture. A United States Holder's tax basis in a New Junior Subordinated Debenture will, in general, be the United States Holder's cost therefor, increased by any OID previously included in income by the United States Holder and reduced by any cash payments on the New Junior Subordinated Debenture. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the New Junior Subordinated Debenture has been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

          Non-United States Holders

               Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

                    (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal or interest (which for purposes of this discussion includes OID) on a New Junior Subordinated Debenture owned by a Non-United States Holder, provided (i) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (ii) the beneficial owner is not a bank whose receipt of interest on a New Junior Subordinated Debenture is described in section 881(c)(3)(A) of the Code and (iii) either (y) the beneficial owner certifies to the Company or its agent, under the penalties of perjury, that it is not a U. S. person, citizen or resident and provides its name and address or (z) a financial institution holding the New Junior Subordinated Debentures on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its agent with a copy thereof;

                    (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of a New Junior Subordinated Debenture; and

                    (c) a New Junior Subordinated Debenture beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that the interest payments with respect to such debenture would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by such individual in the United States.

          Backup Withholding and Information Reporting

               In general, information reporting requirements will apply to certain payments of principal, interest and OID paid on New Junior Subordinated Debentures and to the proceeds of sale of a New Junior Subordinated Debenture made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

               No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iii) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

               Payments of  the  proceeds from  the  sale by  a  Non-United
          States Holder of a New Junior Subordinated Debenture made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is, for federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but may be subject to information reporting. Payments of proceeds from the sale of a New Junior Subordinated Debenture to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-United States Holder or the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption.

               Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U. S. federal income tax liability provided the required information is furnished to the IRS.

                                    LEGAL OPINIONS

               Opinions with respect to the legality of New Junior Subordinated Debentures will be rendered by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York, and 1 Riverside Plaza, Columbus, Ohio, counsel for the Company, and by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York, counsel for the Underwriters. Additional legal opinions in connection with the offering of the New Junior Subordinated Debentures may be given by John M. Adams, Jr. or David C. House, counsel for the Company. Mr. Adams is Assistant General Counsel, and Mr. House is an Attorney, in the Legal Department of American Electric Power Service Corporation, a wholly owned subsidiary of AEP. From time to time, Dewey Ballantine acts as counsel to affiliates of the Company in connection with certain matters.

               Statements as to United States taxation in the Prospectus under the caption, "Certain United States Federal Income Tax Consequences" have been passed upon for the Company by Simpson Thacher & Bartlett, counsel to the Company, and are stated herein on their authority.

                                       EXPERTS

               The financial  statements  and related  financial  statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     UNDERWRITING

               Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below ("Underwriters"), and each of the Underwriters has severally agreed to purchase the number of New Junior Subordinated Debentures set forth opposite its name below:

                                                                 Principal
                                                                 Amount of
                                                                New Junior
                                                               Subordinated
          Underwriters                                          Debentures

          Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated  . . . . . . . . . . . . .   $
          Dean Witter Reynolds Inc. . . . . . . . . . . . . .
          Lehman Brothers Inc . . . . . . . . . . . . . . . .
          PaineWebber Incorporated  . . . . . . . . . . . . .
          Prudential Securities . . . . . . . . . . . . . . .

                      Total . . . . . . . . . . . . . . . . .   $75,000,000

               The Underwriters are committed to take and pay for all of the New Junior Subordinated Debentures, if any are taken. The Underwriting Agreement provides that under certain circumstances involving a default of Underwriters, less than all of the New Junior Subordinated Debentures may be purchased.

               The Company has been advised by the Underwriters that the Underwriters propose initially to offer the New Junior Subordinated Debentures to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of ______% of the principal amount of the New Junior Subordinated Debentures. The Underwriters may allow, and such dealers may reallow, a discount not in excess of ______% of the principal amount of the New Junior Subordinated Debentures to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed.

               The New Junior Subordinated Debentures are a new issue of securities with no established trading market. While the Company intends to list the New Junior Subordinated Debentures on the New York Stock Exchange, there can be no assurance that an active market for the New Junior Subordinated Debentures will develop or be sustained in the future on such Exchange. Listing will depend upon satisfaction of such Exchange's listing requirements with respect to the New Junior Subordinated Debentures. The Company has been advised by the Underwriters that they intend to make a market in the New Junior Subordinated Debentures, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the New Junior Subordinated Debentures.

               The Underwriters, and certain affiliates thereof, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of business.

               The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.


                   PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14.  Other Expenses of Issuance and Distribution.*

          Securities and Exchange Commission Filing Fee . . . . .  $ 25,863
          Printing Registration Statement, Prospectus . . . . . .    25,000
          Printing and Engraving Debentures . . . . . . . . . . .    10,000
          Independent Auditors' fees  . . . . . . . . . . . . . .    15,000
          Charges of Trustee (including counsel fees) . . . . . .     4,500
          Legal fees of Counsel . . . . . . . . . . . . . . . . .    45,000
          Rating Agency fees  . . . . . . . . . . . . . . . . . .    50,000
          Miscellaneous expenses  . . . . . . . . . . . . . . . .    20,000

               Total                                               $195,363

               *Estimated, except for filing fees.


          Item 15.  Indemnification of Directors and Officers.

               The Bylaws of the Company provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal because such person is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any obligations to pay judgments, settlements, penalties, fines (including any excise tax) or reasonable expenses (including attorneys' fees) incurred by such person in connection with such action, suit or proceeding if (a) such person conducted him or herself in good faith, (b) such person believed in the case of conduct in such person's official capacity with the Company (as defined) that his or her conduct was in the best interests of the Company, and, in all other cases, that his or her conduct was at least not opposed to its best interests, (c) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful and (d) such person was not grossly negligent or guilty of willful misconduct. Such indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding. Any such indemnification (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director is proper in the circumstances because such person has met the applicable standard of conduct.

               Section 13.1-698 of the Code of Virginia provides that unless limited by the articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any action, suit or proceeding to which such person was a party because such person is or was a director of the corporation against reasonable expenses incurred in connection with such action, suit or proceeding. Section 13.1-699 provides that a corporation may pay for or reimburse reasonable expenses incurred by a director who is a party to such a proceeding in advance of final disposition of such proceeding if (a) the director furnishes a written statement of his or her good faith belief that the standard of conduct described in the paragraph above has been met; (b) the director furnishes the corporation a written undertaking by or on behalf of the director to repay the advance if it is ultimately determined that such person did not meet the standard of conduct; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification. Section 13.1-700.1 provides procedures which allow directors to apply to a court for an order directing advances or indemnification.

               Section 13.1-702 provides that unless limited by the articles of incorporation, (a) officers are entitled to mandatory indemnification under Section 13.1-698 and to apply for court ordered indemnification under Section 13.1-700.1 to the same extent as a director, and (b) that a corporation may indemnify and advance expenses to an officer, employee or agent to the same extent as to a director. Section 13.1-704 provides that any corporation shall have the power to make any further indemnity to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the stockholders or any resolution adopted, before or after the event, by the stockholders, except an indemnity against willful misconduct or a knowing violation of criminal law.

               The above is a general summary of certain provisions of the Company's Bylaws and the Code of Virginia and is subject in all respects to the specific and detailed provisions of the Company's Bylaws and the Code of Virginia.

               Reference  is made  to the  Underwriting Agreement  filed as
          Exhibit 1 hereto, which provides for indemnification, under certain circumstances, of the Company, certain of its directors and officers, and persons who control the Company.

               The   Company  maintains  insurance  policies  insuring  its
          directors and officers against certain obligations that may be incurred by them.

          Item 16.  Exhibits.

               Reference is  made  to  the  information  contained  in  the
          Exhibit Index filed as part of this Registration Statement.

          Item 17.  Undertakings.

               The undersigned registrant hereby undertakes:

                    (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the regis-trant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incor-porated by reference in this registration statement shall be deemed to be a new registration statement relating to the New Junior Subordinated Debentures, and the offering thereof at that time shall be deemed to be the initial bona fide offering thereof.

               (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the laws of the Commonwealth of Virginia, the registrant's bylaws, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the New Junior Subordinated Debentures, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

               (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus and State of Ohio, on the 3rd day of September, 1996.

                                       APPALACHIAN POWER COMPANY


                                       E. Linn Draper, Jr.*
                                       Chairman of the Board and
                                          Chief Executive Officer


               Pursuant to the requirements of  the Securities Act of 1933,
          this  registration  statement  has  been  signed  below  by   the
          following persons in the capacities and on the dates indicated.


                    Signature                 Title                  Date

          (i) Principal Executive
                Officer              Chairman of the Board
                                     and Chief Executive
              E. Linn Draper, Jr.*         Officer        September 3, 1996

          (ii) Principal Financial
                 Officer:

               G. P. Maloney*          Vice President     September 3, 1996

          (iii) Principal Accounting
                  Officer:

               P. J. DeMaria*          Controller         September 3, 1996

          (iv) A Majority of the
                 Directors:

               P. J. DeMaria*
               E. Linn Draper, Jr.*
               H. W. Fayne*
               Wm. J. Lhota*
               G. P. Maloney
               James J. Markowsky*
               J. H. Vipperman*                           September 3, 1996

          *By_/s/ G. P. Maloney__
          (G. P. Maloney, Attorney-in-Fact)


                                    EXHIBIT INDEX

               Certain of the following exhibits, designated with an asterisk (*), are filed herewith. The exhibits not so designated have heretofore been filed with the Commission and, pursuant to 17 C.F.R. Sections 201.24 and 230.411, are incorporated herein by reference to the documents indicated following the descriptions of such exhibits.

          Exhibit No.                    Description

          * 1       -    Copy  of proposed  form of  Underwriting Agreement
                         for the New Junior Subordinated Debentures.

          * 4(a)    -    Copy  of  form of  Indenture  to  be entered  into
                         between the Company and The First National Bank of
                         Chicago,  as  Trustee,  for   Junior  Subordinated
                         Debentures.

          * 4(b)    -    Copy  of form  of  Supplemental  Indenture  to  be
                         entered into  between  the Company  and The  First
                         National  Bank of  Chicago,  as  Trustee, for  New
                         Junior Subordinated Debentures.

          * 5       -    Opinion of  Simpson Thacher  & Bartlett as  to the
                         legality of New Junior Subordinated Debentures.

          * 8       -    Tax Opinion of Simpson Thacher & Bartlett.

           12       -    Statement  re:  Computation  of Ratios  [Quarterly
                         Report on Form 10-Q of the Company for the period ended June 30, 1996, File No. 1-3457, Exhibit 12].

          *23(a)    -    Consent of Deloitte & Touche LLP.

           23(b)    -    Consent of Simpson Thacher & Bartlett (included in
                         Exhibits 5 and 8).

          *24       -    Powers of Attorney and resolutions of the Board of
                         Directors of the Company.

          *25       -    Form T-1  re:  Eligibility of  The First  National
                         Bank of Chicago.